Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated, February 18, 1999 (except with respect to the matter discussed in Note 12, as to which the date is March 10, 1999) on Consumers Water Company and to all references to our Firm included in this registration statement. Our report dated February 18, 1999 (except with respect to the matter discussed in Note 12, as to which the date is March 10, 1999) on Consumers Water Company previously included in the Philadelphia Suburban Corporation's Form 8-K/A filed on May 5, 1999 is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interest.


/s/Arthur Andersen LLP
Boston, Massachusetts
December 21, 1999